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                                                                   EXHIBIT 10.15


                              August 11, 1995



Mr. Charles R. Gardner, President
The Chicago Dock & Canal Trust
455 East Illinois Street, Suite 565
Chicago, IL  60611

Dear Charlie:

The purpose of this letter is to confirm the binding agreement between Kerr-McGee Chemical Corporation (KMCC) and The Chicago Dock & Canal Trust (Trust) regarding environmental remediation necessitated by Lindsay Light Company's occupancy of buildings formerly on the Lindsay Light II Site (Site). Specifically, we have agreed as follows:

1. KMCC will immediately assume management of environmental remediation at the Site; and, subject to timely regulatory approvals, KMCC will make all reasonable efforts to complete remediation of the Site by December 31, 1996.

2. The Trust will reimburse KMCC for its costs associated with the Site (from August 8, 1995 onward) in the following manner:

     a. The Trust will reimburse KMCC 25% of the first $1,000,000 of cost as follows: KMCC will invoice the Trust quarterly and the Trust will pay KMCC within 30 days of receipt of the invoice.

     b. The Trust will reimburse KMCC 25% of the next $2,000,000 of cost as follows: The Trust will reimburse KMCC for the full amount plus accrued interest no later than the earlier of either (i) the Trust undertakes development on or sells the block on which the Site resides, or (ii) the expiration of ten years following completion of remediation of the Site. Interest will accrue on the unpaid balance at the rate of LIBOR + 1% beginning three years following completion of remediation of the Site.

     c. Neither the Trust nor its insurers shall have any obligation to reimburse KMCC for any portion of the total cost that exceeds $3,000,000.

     d. General: (i) KMCC will bill only direct costs to this project, (ii) in the aggregate, but not necessarily in any given month or quarter, not more than 10% of the amount KMCC bills to the Trust or a total of $50,000, whichever is less, will be for in-house project support, and
          (iii) KMCC will provide the Trust appropriate backup information and the Trust may audit KMCC's books.


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Mr. Charles R. Gardner
August 11, 1995
Page 2

3. KMCC will consult with the Trust on all issues that would significantly impact the cost of the remediation or the present or future use of the site. Resolution of such issues will be subject to the approval of the Trust. The Trust will not unreasonably withhold such approval.

4. KMCC will join as a party with the Trust in any administrative order relating to the remediation of the Site.

5. The Trust and KMCC each reserves all rights and claims for its own benefit under any applicable insurance policies maintained or previously maintained by it or its predecessor entities.

6. KMCC and the Trust will, within 90 days incorporate this agreement in a document that also addresses access to the site, cooperation in scheduling, releases, and the like.

If the foregoing reflects the Trust's understanding of the agreement, please execute and return the enclosed copy to me.

                                   Very truly yours,

                                   /s/ George B. Rice

                                   George B. Rice
                                   Senior Vice President


AGREED AND ACCEPTED:

THE CHICAGO DOCK & CANAL TRUST

/s/ Charles R. Gardner
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By:  Charles R. Gardner, President